Exhibit 3.16

UZ 4065/2018
Moritz Kleiderman
Tumringer Straße 186 ♦ 79539 Lörrach
Tel.: 07621-5601080 ♦ Fax: 07621-5601099

Vollständiger Wortlaut des Gesellschaftsvertrags

der Firma

Fossil (Europe) GmbH

mit dem Sitz in Grabenstätt-OT Erlstätt

*************

Bescheinigung nach § 54 Abs. 2 S.l GmbHG

Ich, Notar Moritz Kleiderman, bescheinige hiermit, dass die nachfolgende Fassung des Gesell-schaftsvertrags der Firma Fossil (Europe) GmbH mit dem Sitz in Grabenstätt-OT Erlstätt mit dem Beschluss über die erfolgte vollständige Neufassung des Gesellschaftsvertrags vom 07.12.2018, URNr. 3077/2018 des Notars Moritz Kleiderman übereinstimmt und diesen vollständig wiedergibt.

Lörrach, den 07.12.2018 /s/ Kleiderman, Notar Kleiderman, Notar	Vorotehende Abschrift/en stimmt/en mit der/den vorgelegten Urschrift/en überein und wird/werden hiermit beglaubigt.
79539 Lörrach den
	/s/ Kleiderman, Notar	11 JAN, 2019
Kleiderman, Notar

UZ 4065/2018
Moritz Kleiderman
Tumringer Straße 186 * 79539 Lörrach
Tel: 07621-5601080 ● Fax: 07621-5601099

Full text of the articles of association of the company

Fossil (Europe) GmbH

with its registered office in Grabenstätt-OT Erlstätt

*************

Certification pursuant to Section 54 (Z) sentence 1

GmbHG

I, Notary Moritz Kleiderman, hereby certify that the following version of the articles of association of the company Fossil (Europe) GmbH with its registered office in Grabenstätt-OT Erlstätt corresponds to the resolution on the complete revision of the articles of association dated December 7, 2018, URNr. 3077/2018 by notary Moritz Kleiderman and that it is complete.

wiedergibt.

Lörrach, December 7, 2018 /s/ Kleiderman, No Kleiderman, No	Vorotehende Abschrift/en stimmt/en mit der/den vorgelegten Urschrift/en überein und wird/werden hiermit beglaubigt.
79539 [ILLEGIBLE]
	/s/ clothes [ILLEGIBLE]	11 JAN, 2019
clothes [ILLEGIBLE]

End of the Articles

SATZUNG	ARTICLES

§ 1 Firma der Gesellschaft	§ 1 Corporate Name

Die Firma der Gesellschaft lautet:	The corporate name of the Company is:

Fossil (Europe) GmbH	Fossil (Europe) GmbH

§ 2 Sitz der Gesellschaft	§ 2 Reqistered Office

Die Gesellschaft hat ihren Sitz in Grabenstätt.	The Company has its registered office in Grabenstätt.

§ 3 Dauer der Gesellschäft. Geschäftsjahr	§ 3 Duration, Business Year

(1) Die Dauer der Gesellschaft ist unbestimmt.	(1) The Company is set up for indefinite time.

(2) Das Geschäftsjahr der Gesellschaft ist das Kalenderjahr.	(2) The business year of the Company is the calendar year.

§ 4 Gegenstand des Unternehmens	§ 4 Object of the Company

(1) Gegenstand des Unternehmens ist der Handel mit Uhren, Schmuck, Lederwaren, Accessoires und Modeartikeln.	(1) Object of the Company is trading with watches, jewelry, leather goods, accessories and fashion items.

(2) Die Gesellschaft kann alle Geschäfte be-treiben und Handlungen vornehmen, die geeig-net sind, dem Gesellschaftszweck unmittelbar oder mittelbar zu dienen.	(2) The Company may carry out all business activities in direct or indirect accordance with such object.

(3) Die Gesellschaft darf andere Unternehmen gleicher oder ähnlicher Art übernehmen, sie darf sich an solchen Unternehmen beteiligen und zwar auch als persönlich haftende Gesellschafterin. Die Gesellschaft darf im In- und Ausland Zweigniederlassungen unter gleicher oder anderer Firma errichten.	(3) The Company may acquire interests in other enterprises with the same or a similar object, may purchase or incorporate such enterprises especially as a general partner. The Company is entitled to set up branch offices in Germany or abroad under the same or a similar name.

§ 5	§ 5

Stammkapital	Share Capital

(1) Das Stammkapital der Gesellschaft beträgt 25,564,59 EUR (gerundet) Euro.	(1) The share capital of the Company amounts to 25,564,59 Euro.

(2) Einzige Gesellschafterin ist die Fossil Europe B.V. mit einem Gesellschaftsanteil in Höhe von 25,564,59 EUR.	(2) Sole shareholder is Fossil Europe B.V., which assumes one share thereof in the nominal value of € 25,564,59

(3) Der Geschäftsanteil ist in voller Höhe eingezahlt.	(3) The share capital has been paid in full.

(4) Der Gesellschafter kann durch Beschlussfassung mehrere voll eingezahlte Geschäftsanteile zusammenlegen.	(4) The shareholder may combine shares which are fully paid in by a shareholder.

§ 6	§ 6

Geschäftsführung	Managing Directors

(1) Die Gesellschaft hat einen oder mehrere Geschäftsführer, die von der Gesellschafter-ver-sammlung bestellt und abberufen werden.	(l) The Company has one or more managing directors who are appointed and dismissed by the shareholders’ meeting.

(2) Die Geschäftsführer sind an Gesetz und Gesellschaftsvertrag, die Geschäftsordnung, die jeweils aktuelle Authority to Commit Policy (ATC) der Fossil-Gruppe, sowie die Beschlüsse der Gesellschafterversammlung gebunden. Sie haben die Gesellschaft mit der Sorgfalt eines ordentlichen Kaufmanns zu fuhren.	(2) The rights and duties of the managing directors arise from the governing law, the rules of procedure (Geschäftsordnung), the current authority to commit policy (ATC) of the Fossil Group and shareholders’ resolutions. They have to conduct Company in the ordinary course of business.

§ 7 Vertretung	§ 7 Power of Attorney

(1) Ist nur ein Geschäftsführer bestellt, so vertritt dieser die Gesellschaft allein. Sind mehrere Geschäftsführer bestellt, so wird die Gesellschaft durch zwei Geschäftsführer gemeinsam oder durch einen Geschäftsführer in Gemeinschaft mit einem Prokuristen vertreten.	(1) In case only one managing director is appointed, he acts individually on behalf of the Company. If several managing directors are appointed, either two managing directors together or one managing director jointly with a registered clerk (“Prokurist”) are entitled to act on behalf of the Company.

(2) Die Gesellschafterversammlung kann einem oder mehreren Geschäftsführern Befreiung von den Beschränkungen des § 181 BGB erteilen. Ebenso kann einem oder mehreren Geschäftsführern Einzelvertretungs-befugnis auch dann erteilt werden, wenn mehrere Geschäftsführer bestellt sind.	(2) The shareholders’ meeting may release all or certain managing directors generally or for an individual case from the restrictions of Sect. 181 of the German Civil Code, in order to authorize them to act on behalf of the Company with themselves in person or with themselves as representatives of a third party. The shareholders’ meeting may also assign power of attorney to certain or all of the managing directors.

(3) Vorstehende Regelungen gelten im Fall der Liquidation auch für die Liquidatoren.	(3) The aforementioned regulations apply to the liquidators in case of winding up.

§ 8 Bekanntmachungen	§ 8 Announcements of the Corporation

Die Bekanntmachungen der Gesellschaft erfolgen nur im Bundesanzeiger.	Announcements of the Company are published in the Federal Gazette.

§ 9 Wettbewerbsverbot	§ 9 Release of the Duties of Non-competition

Die Gesellschafter (nicht jedoch die Geschäftsführer) sind von jedwedem Wettbewerbsverbot befreit und schulden hierfür keine Vergütung.	Without consideration non-compete obligators do not apply to shareholders (not directors). They owe no compensation.

§ 10 Sonstiges	§ 10 miscellaneous

Sollten Bestimmungen dieser Satzung ganz oder teilweise unwirksam oder undurchführbar sein oder werden, so bleibt die Gültigkeit der übrigen Bestimmungen hiervon unberührt. Das gleiche gilt, falls sich herausstellt, dass die Satzung eine Regelungslücke enthält. Anstelle der unwirksamen Bestimmungen ist eine wirksame Beslimmung zu vereinbaren, die dem von den Gesellschaftern Gewollten am nächsten kommt; gleiches gilt im Fall einer Lücke.	To the extent that a provision of these Articles of Association should be or become void or unfeasible, the remaining provisions shall remain effective. The same applies to loopholes. All parties shall be obliged to replace the void or unfeasible provision by an effective one; the same applies to loopholes.

Der deutsche Text hat Vorrang. Der englische Text ist nicht Teil der Urkunde und nur eine unverbindliche Übersetzung.	The German text prevails. The English text is not part of this deed and only a non-binding convenience translation.

Ende der Satzung	End of the Articles

Hiermit beglaubige ich die Übereinstimmung der in dieser Datei enthaltenen Bilddaten (Abschrift) mit dem mir vorliegenden Papierdokument (Beglaubigte Abschrift).

Prien a. Chiemsee, den 02.04.2019

Dr. Gregor Rieger, Notar

I hereby certify that the image data contained in this file (transcript) corresponds to the paper document in my possession (certified transcript).

Prien a. Chiemsee, April 2, 2019 Dr.

Gregor Rieger, Notary